EXHIBIT 99.1

News Release

For Immediate Release	Contact Information:
Wednesday, November 12, 2008	Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES NEW COTTON VALLEY WELL
DISCOVERY FROM A.S. BURT 20-1 WELL AND DRILLING AHEAD TO TEST
HAYNESVILLE SHALE

HOUSTON – (PR Newswire) – November 12, 2008 – Southern Star Energy Inc. (OTCBB: SSEY, the “Company”), a fast-growing exploration and production company with reserves and production from leases located in northern Louisiana, today announced that it has successfully drilled and logged the targeted Cotton Valley interval in its A.S. Burt 20-1 Well with positive results. The well reached planned intermediate pipe depth of 9,530 feet on November 10, 2008. Subsequent to logging the Cotton Valley and shallower horizons, 7-inch casing was set at 9,530 feet and the well is drilling ahead to test the Haynesville Shale at a planned total depth of 11,300 feet. This well is strategically located in the southwest section of the Company’s Sentell Field in Bossier Parish, Louisiana and is designed to further delineate both Cotton Valley and Haynesville Shale potential. The A.S. Burt 20-1 Well is the third well in the Company’s 2008 development program and the second Haynesville Shale vertical test well in the Sentell Field planned this year.

Wireline logging and mud log shows indicate the A.S. Burt 20-1 Well encountered 54 feet of net effective gas pay in the Cotton Valley Formation. Notably, there are a number of pay sands correlative to the pay intervals in the Company’s existing wells, which indicates the 20-1 well may produce similar results to the other Cotton Valley wells drilled in the Sentell Field. The A.S. Burt 20-1 is the Company’s eighth consecutive successful Cotton Valley well in the Sentell Field. Each of the Company’s eight Cotton Valley wells has similar log characteristics. Five of these wells are currently flowing into sales lines and generating cash flow. The Company’s sixth successful Cotton Valley well, the Cash Pointe 30-1, is currently awaiting pipeline construction. After encountering excellent pay intervals in the Cotton Valley, the seventh well, the Atkins-Lincoln 17-2, was deepened into the Haynesville Shale, where it encountered reservoir rock with encouraging properties. This well is currently undergoing extensive laboratory and petrophysical analysis preparatory to a completion in the Haynesville.

David Gibbs, the Company’s President and Chief Executive Officer said: “Our enthusiasm about the Sentell Field and our Cotton Valley play continues to increase with each well we drill. The well logs and formation evaluation for A.S. Burt 20-1 are correlative to our previous successful wells in the play. The preliminary results from the A.S. Burt 20-1 Well suggest that commercially economic portions of the Cotton Valley Sands extend into a greater portion of our leasehold in the Sentell Field.”

Gibbs continued: “The A S Burt 20-1 is our second test of the Haynesville Shale, following on our successful initial Haynesville test in the Atkins-Lincoln 17-2 in October. We believe this test will further define the presence and extent of pay in the Lower Bossier/Haynesville within our Sentell Field leasehold, representing additional valuation upside for our Company.”

About Southern Star Energy

The Company’s strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces the Company’s risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,400 acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, Louisiana. To date, the Company has drilled eight successful tests of the Cotton Valley Sands, five of which are connected to the market and producing revenues. Additionally, The Company has logged a very exciting discovery in its first Haynesville Shale test in October. Shareholders and prospective investors and analysts are encouraged to visit the Company’s website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition; the anticipated timeline for initiating and completing drilling operations; the anticipated depth of current and future drilling operations; the anticipated work planned for particular wells; the placing of wells into production or onto the sales line; the estimated oil or natural gas production of a given well relative to the Company’s other wells, using numerical estimates or otherwise; the portion of the Sentell Field that is commercially viable; the presence and extent of pay in the Lower Bossier/Haynesville play; the ultimate effect of preliminary results or statistics on shareholder value; and risks inherent in Southern Star Energy’s operations. Often, but not always, forward-looking statements (1) can be identified by the use of words such as ‘‘planned’’, ‘‘indicates’’, “preparatory”, ‘‘believe’’, and ‘‘suggest’’, or variations (including negative variations of such words and phrases); or (2) state that certain actions, events or results “may”, ‘‘should’’, “would”, or ‘‘will’’ be taken, occur or be achieved. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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